Exhibit 4.4

SELLER’S CREDIT AND SELLER’S LOAN

THE UNDERSIGNED, KNOT SHUTTLE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 998 942 829 (the “Borrower”)

HEREBY ACKNOWLEDGES that it owes to KNUTSEN NYK OFFSHORE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 995 221 713 (the ”Creditor”)

THE INITIAL PRINCIPAL AMOUNT of USD 25,000,000 (the “Loan Amount”), pursuant to the terms and conditions of a seller’s credit in the amount of USD 12,981,057 (the “Seller’s Credit”) and a Seller’s Loan in the amount of USD 12,018,943 (the “Seller’s Loan”) as set out below (the “Seller’s Credit and Seller’s Loan”):

Interpretation:	Capitalised terms not otherwise defined in this Seller’s Credit and Seller’s Loan shall have the meanings ascribed to them in Schedule 1.

Undertaking to pay:	The Borrower irrevocably and unconditionally undertakes to pay to the Creditor the Loan Amount together with any other amount outstanding under this Seller’s Credit and Seller’s Loan on the Maturity Date.

Maturity Date:	The date falling 5 years after the date of signing of this Seller’s Credit and Seller’s Loan , or such other date as mutually agreed between the Borrower and the Creditor.

Interest:	Until this Seller’s Credit and Seller’s Loan is repaid in accordance with the terms set out herein, interest shall accrue on the Loan Amount and be payable in accordance with the following conditions:

	a)	Interest shall accrue during the period from and including Closing (as defined in the SPA) and ending on the day preceding the due date for repayment of this Seller’s Credit and Seller’s Loan.

	b)	The interest on the Loan Amount is fixed semi-annually based on the 6 months forward swap LIBOR, plus a margin fixed to 450 bps (4.50%) per annum.

	c)	Accrued interest on the Loan Amount shall accumulate, be compounded with the Loan Amount at the end of each consecutive six month period (the first of which starting on the date on which the Loan is made available to the Borrower) and be payable at the end of each such consecutive six month period.

	d)	Interest is calculated from day to day on the basis of the actual number of days elapsed and a year of 360 days.

	e)	Interest ceases to accrue on this Seller’s Credit and Seller’s Loan as from the date on which this Seller’s Credit and Seller’s Loan is fully repaid.

Default interest:	If the Borrower fails to pay any amount payable by it under this Seller’s Credit and Seller’s Loan , or if an Event of Default occurs, the applicable interest on the overdue Loan Amount and accrued interest upon such failure to pay or Event of Default shall accrue at a rate of eight per cent (8.00%) per annum from the due date or the date an Event of Default occurred (as the case may be), to the date of actual payment.

No set-off by Borrower:	All payments to be made by the Borrower under this Seller’s Credit and Seller’s Loan shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, unless explicitly agreed in a separate agreement.

Repayment:

Unless previously repaid, the Borrower shall repay this Seller’s Credit and Seller’s Loan in full on the Maturity Date at par together with accrued interest up to (but excluding) the Maturity Date.

The Borrower may at any time, prepay in whole or in part this Seller’s Credit and Seller’s Loan with five (5) Business Days’ notice. No prepayment fee applies to any such early prepayment.

All payments under this Seller’s Credit and Seller’s Loan shall be made to such account as the Creditor from time to time notifies to the Borrower.

Priority and subordination:

This Seller’s Credit and Seller’s Loan shall constitute senior debt obligations of the Borrower and have priority over any shareholder loans (to the Borrower) and equity provided by its owners.

Notwithstanding the foregoing, the obligations of the Borrower and the claims of the Creditor under this Seller’s Credit and Seller’s Loan shall – if the Borrower, the Guarantor or the Target becomes insolvent or enters into bankruptcy proceedings—be fully subordinated to claims of the Banks in respect of the Bank Debt Guarantee Obligations.

Guarantee:	The obligations of the Borrower under this Seller’s Credit and Seller’s Loan shall at all times until the Loan Amount, together with any and all amounts outstanding hereunder are repaid in full, be fully and irrevocably guaranteed by KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Guarantor”). Such guarantee shall be made by the Guarantor’s co-signature on this Seller’s Credit and Seller’s Loan.

Events of Default:	The Loan Amount becomes immediately and automatically due for payment in full (together with accrued interest) upon the occurrence of an Event of Default, where “Event of Default” means:

	a)	any non-payment by the Borrower under this Seller’s Credit and Seller’s Loan; or

	b)	upon the Borrower becoming insolvent or entering into bankruptcy proceedings, any liquidator or trustee in bankruptcy or similar officer is appointed in respect of the Borrower or any of its assets, any preparations are taken by its shareholders, directors or other officers for its winding up or dissolution.

For the avoidance of doubt, the provisions regarding subordination set forth in paragraph “Priority and subordination” applies in case of an Event of Default as set out in item b) above.

Transferability:

The Borrower may not transfer this Seller’s Credit and Seller’s Loan (or any of its obligations and liabilities hereunder) to any third party.

The Creditor may transfer this Seller’s Credit and Seller’s Loan , subject to the Borrower’s consent.

Governing law and enforcement:	This Seller’s Credit and Seller’s Loan shall be governed by the laws of Norway, with the courts of Haugesund, Norway as legal venue.

THIS SELLER’S CREDIT AND SELLER’S LOAN have been entered into on 1 December 2016.

KNOT SHUTTLE TANKERS AS

By:	/s/ Øystein Emberland
Name:	Øystein Emberland
Title:	Controller

KNUTSEN NYK OFFSHORE TANKERS AS

By:	/s/ Karl Gerhard Brastein Dahl
Name:	Karl Gerhard Brastein Dahl
Title:	SVP

Guarantee

By our co-signature on this Seller’s Credit and Seller’s Loan we, KNOT Offshore Partners LP, hereby unconditionally and irrevocably guarantee, as primary obligor as and for its own debt and not merely as surety to the Creditor the due and punctual payment by the Borrower of any and all sums which are now or at any time hereafter will be payable by the Borrower under or in respect of the Seller’s Credit and Seller’s Loan .

If and whenever the Borrower shall make default in the payment of any sums due and payable under the terms of the Seller’s Credit and Seller’s Loan, we shall forthwith, following demand by Creditor to us, pay to the Creditor in such manner as notified by the Creditor the moneys in regard to which such default has been made, with the default interest (if any) thereon.

Our total liability under this Guarantee shall, in the aggregate, always be limited to the Loan Amount plus all unpaid interest and default interest.

KNOT OFFSHORE PARTNERS LP

By:	/s/ John A. Costain
Name:	John Costain
Title:	CEO/CFO

Schedule 1: Definitions

Business Day:	Any day on which banks are generally open for commercial business in Norway.

Banks:	Sumitomo Mitsui Banking Corporation Europe Limited, CommBank Europe Limited and SMBC Nikko Capital Markets Ltd and/or such other banks as may become creditors in respect of the Bank Debt from time to time.

Bank Debt:	The USD 90,000,000 Facility Agreement in respect of the vessel “Raquel Knutsen”, dated 17 December 2014, made between (i) the Company as borrower, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited, as mandated lead arrangers (v) SMBC Nikko Capital Markets Ltd and Commonwealth Bank of Australia, London Branch as hedging banks and (vi) Sumitomo Mitsui Banking Corporation Europe Limited, as structuring bank, bookrunner and agent (as amended, supplemented or varied from time to time).

Bank Debt Guarantee Obligations:	The Guarantor’s potential payment obligations as guarantor for the Target’s fulfilment of its obligations under the Bank Debt.

SPA:	The share purchase agreement entered into between the Borrower and the Creditor dated 1 November 2016, whereby the Borrower agreed to purchase and the Creditor agreed to sell all shares in Target.

Target:	Knutsen Shuttle Tankers 19 AS, of Smedasundet 40, 5529 Haugesund, Norway a company registered in Norway with registration number 999 274 323.

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